EXHIBIT 99.01


FOR IMMEDIATE RELEASE                                    NEWS RELEASE


Contact:          Fran Barsky
                  Manager, Investor Relations and
                  Corporate Communications
                  Cree, Inc.
                  (T) 919-313-5397
                  (F) 919-313-5615
                  Fran_Barsky@Cree.com


                         CREE REPORTS RECORD REVENUE FOR
                       SECOND QUARTER OF FISCAL YEAR 2004

                     Reported EPS of $0.17 Per Diluted Share
                 Generated $52.4 Million in Cash From Operations

Durham, NC, January 15, 2004 - Cree, Inc. (Nasdaq: CREE) today reported revenue for its second quarter of fiscal year 2004 of $72,684,000, a 28 percent increase over the $56,727,000 reported in the comparable quarter in fiscal 2003. Net income for the second quarter increased 45 percent to $13,007,000, or $0.17 per diluted share, compared to $8,996,000, or $0.12 per diluted share, as reported for the second quarter of fiscal 2003. Overall gross margin for the second quarter increased to 47 percent of revenue as compared to 43 percent reported in the first quarter of fiscal 2004, while net margin increased to 18 percent of revenue.

For the six-month period ended December 28, 2003, Cree reported revenue of $138,895,000, an increase of 32 percent over the $105,539,000 reported for the comparable period in fiscal year 2003. Net income for the six-month period increased 70 percent to $21,886,000, or $0.29 per diluted share, compared to $12,879,000, or $0.17 per share, in the year ago period.

Chuck Swoboda, Chief Executive Officer and President of Cree stated, "Our record revenue and higher profitability were driven by strong LED sales as we benefited from increased demand for LEDs in mobile phone applications. The combination of a favorable product mix, reduced pricing pressure and improved operational efficiencies resulted in a significant increase in product gross margin, which drove our net income for the quarter to the highest level in several years. Our cash position also grew significantly during the quarter as we generated a record $52.4 million of cash from operations. As we begin the third quarter of our fiscal year, we remain focused on our strategy of delivering industry-leading new products and we now target an even stronger second half."

Business Outlook

Cree provided guidance for its third quarter of fiscal 2004 indicating that it currently targets increased revenue in a range of $75 to $76 million with earnings of $0.17 to $0.19 per diluted share. Cree also aims for gross margin to be in a range of the mid to high 40's as a percentage of revenue with higher research and development expenses to support the new product pipeline.

Cree will host a conference call at 5:00 p.m. Eastern Time today to review the highlights of the second quarter fiscal 2004 results. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree's website at www.cree.com and go to "News & Investor--Overview" for webcast details. The call will be archived and available on the website through January 29, 2004.

Supplemental financial information is available under "Q2 '04 Financial Metrics"
in    the    "Investor     Info"    section    of    Cree's    web    site    at
http://www.cree.com/about/share.htm.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC), gallium nitride (GaN) and silicon (Si) materials technology to produce new and enabling semiconductors. The products include blue, green and ultraviolet (UV) light emitting diodes (LEDs), near UV lasers, radio frequency (RF) and microwave devices, and power switching devices. Targeted applications for these products include solid-state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of this release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our third quarter targets, could differ materially due to a number of factors, including potential changes in demand; the risk that price stability, improved operational efficiencies, and the favorable product mix we have recently experienced will not continue; the risk that, due to the complexity of our manufacturing processes, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with our pending securities and other litigation and SEC inquiry; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 29, 2003 and subsequent reports filed with the SEC.

Cree and the Cree logo are registered trademarks of Cree, Inc.

                               -- Tables Follow --

                                                    CREE, INC.
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (in thousands, except per share data)


                                                          Three Months Ended             Six Months Ended
                                                     12/28/2003      12/29/2002     12/28/2003      12/29/2002
                                                     (Unaudited)     (Unaudited)    (Unaudited)     (Unaudited)
                                                     -----------     -----------    -----------     -----------
Product revenue                                       $ 66,585        $ 49,222       $125,748        $ 91,376
Contract revenue                                         6,099           7,505         13,147          14,163
                                                     -----------     -----------    -----------     -----------
Total revenue                                           72,684          56,727        138,895         105,539

Cost of product sales                                   33,216          27,510         65,719          52,627
Cost of contract sales                                   5,623           5,677         11,115          10,666
                                                     -----------     -----------    -----------     -----------
Total cost of sales                                     38,839          33,187         76,834          63,293

Gross profit                                            33,845          23,540         62,061          42,246

Operating expenses:
Research and development                                 8,336           7,667         16,662          14,231
Sales, general and administrative                        7,869           6,474         15,781          14,300
Severance expense                                            -               -              -             400
Loss on disposal of fixed assets                           142           1,423            146           1,491
                                                     -----------     -----------    -----------     -----------
Operating expenses                                      16,347          15,564         32,589          30,422

Gain on termination of supply agreement                      -           5,000              -           5,000

Income from operations                                  17,498          12,976         29,472          16,824

Non-operating income (expense):
(Loss) gain on investments in marketable securities          -          (2,067)             -          (2,067)
Other non operating income (expense)                       407             (17)           410             (16)
Net interest income                                        945           1,265          1,837           2,663
                                                     -----------     -----------    -----------     -----------
Income before income taxes                              18,850          12,157         31,719          17,404

Income taxes                                             5,843           3,161          9,833           4,525
                                                     -----------     -----------    -----------     -----------
Net income                                            $ 13,007        $  8,996       $ 21,886        $ 12,879
                                                     ===========     ===========    ===========     ===========

Net income per share, diluted                         $   0.17        $   0.12       $   0.29        $   0.17
                                                     ===========     ===========    ===========     ===========

Weighted average shares of common
   stock outstanding, basic                             74,206          73,051         74,190          72,899

Weighted average shares of common
   stock outstanding, diluted                           76,005          75,259         75,881          74,849

                                   CREE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)



                                                            Balance Sheet
                                                     12/28/2003
                                                     (Unaudited)      06/29/2003
                                                     -----------      ----------
Assets:
Current assets:
Cash & equivalents & short term investments           $ 154,684       $ 140,037
Accounts receivable, net                                 39,201          43,901
Inventory                                                16,756          17,674
Current portion of deferred taxes                         1,863           1,863
Other current assets & prepaid expenses                   4,402           5,880
                                                     -----------      ----------
Total current assets                                    216,906         209,355

Property, plant & equipment, net                        263,229         251,346
Long-term investments held to maturity                   62,953          58,794
Long term portion deferred income taxes                  13,504          20,934
Patents and license rights, net                          11,036           7,146
Other assets                                             15,894          16,119
                                                     -----------      ----------
Total assets                                          $ 583,522       $ 563,694
                                                     ===========      ==========

Liabilities & Shareholders' Equity:
Current liabilities:
Accounts payable trade                                $  17,913       $  14,916
Accrued salaries & other expenses                         8,597           7,843
Deferred revenue                                          8,271           5,533
                                                     -----------      ----------
Total current liabilities                                34,781          28,292

Long term liabilities:
Other long term liabilities                                   -              31
                                                     -----------      ----------
Total long term liabilities                                   -              31

Shareholders' Equity:
Common stock                                                 92              92
Additional paid in capital                              517,596         526,318
Deferred compensation                                       (13)           (218)
Retained earnings                                        31,066           9,179
                                                     -----------      ----------
Total shareholders' equity                              548,741         535,371
                                                     -----------      ----------
Total liabilities & shareholders' equity              $ 583,522       $ 563,694
                                                     ===========      ==========

                                               CREE, INC.
                                      Operating Segment Information
                                             (in thousands)


                                                  Three Months Ended              Six Months Ended
                                               12/28/2003    12/29/2002       12/28/2003    12/29/2002
                                               (Unaudited)   (Unaudited)      (Unaudited)   (Unaudited)
                                               -----------   -----------      -----------   -----------
Revenue:

Cree*                                           $ 70,701      $ 55,974         $135,861      $104,086
Cree Microwave                                     1,983           753            3,034         1,453
                                               -----------   -----------      -----------   -----------
Total revenue                                   $ 72,684      $ 56,727         $138,895      $105,539
                                               ===========   ===========      ===========   ===========

Net income (loss) before income taxes:

Cree*                                           $ 21,440      $ 11,819         $ 37,711      $ 22,338
Cree Microwave                                    (2,590)          338           (5,992)       (4,934)
                                               -----------   -----------      -----------    ----------
Total net income before income taxes            $ 18,850      $ 12,157         $ 31,719      $ 17,404
                                               ===========   ===========      ===========    ==========


* Includes interest income and other segment operating results